UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 29, 2017

Wayne Savings Bancshares, Inc.

(Exact name of registrant specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 North Market Street Wooster, Ohio		44691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 264-5767 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 29, 2017, Wayne Savings Bancshares, Inc. (the “Company”) hired James R. VanSickle, II as the new President and Chief Executive Officer of the Company and its wholly owned subsidiary, Wayne Savings Community Bank (the “Bank”).

Mr. VanSickle replaces David L. Lehman, who will remain as an employee of the Company to offer transition assistance to Mr. VanSickle through December 31, 2017. Mr. Lehman will also remain as a director of the Company and the Bank. Mr. Lehman will continue to receive his current annual salary of $200,000 through the end of 2017 but will forgo director fees during this transition period.

Mr. VanSickle will be appointed to the Boards of Directors of the Company and the Bank at their next monthly meetings, which are currently scheduled to be held on September 28, 2017. There is no agreement or understanding between Mr. VanSickle and the Company and any person pursuant to which Mr. VanSickle has been elected President and Chief Executive Officer.

Mr. VanSickle, who is 47 years of age, has been Chief Risk Officer and Senior Vice President at Farmers National Bank of Canfield, Canfield, Ohio, since July 2015. Farmers National Bank of Canfield is the wholly owned subsidiary of Farmers National Banc Corp., Canfield, Ohio. Farmers National Banc Corp. acquired National Bancshares Corporation in July, 2015. Mr. VanSickle served as Chief Financial Officer and Senior Vice President of National Bancshares Corporation, Orrville, Ohio and its wholly owned subsidiary, First National Bank of Orrville, from June 2007 through July 2015. Mr. VanSickle is a Certified Public Accountant. He has extensive financial management and banking industry expertise.

There are no family relationships between Mr. VanSickle and any of the Company’s other executive officers or directors. Mr. VanSickle has not been a party to any transaction with the Company in which the amount exceeds $120,000 and in which he had a direct or indirect material interest.

The Company and Mr. VanSickle intend to enter into an employment agreement pursuant to which Mr. VanSickle will serve as the Company’s President and Chief Executive Officer for a term of two years with annual renewals for one additional year unless notice to the contrary is given. The agreement will provide for an annual salary of $200,000, which may be adjusted by the Board at the beginning of the next calendar year following at least one full year of employment, and annually thereafter. Mr. VanSickle will also be eligible for an annual bonus of up to 35% of his annual salary, based upon achieving specified goals to be set by the Board with Mr. VanSickle’s input. The employment agreement will provide for termination by the Company for cause at any time. For both involuntary termination or resignation for good reason within the year following a change in control of the Company, Mr. VanSickle would be entitled to a lump-sum cash severance payment equal to 2.99 times Mr. VanSickle’s annual base salary and bonus.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wayne Savings Bancshares, Inc.

Date: August 29, 2017	/s/ Myron Swartzentruber
Myron Swartzentruber
Senior Vice President and
Chief Financial Officer